Exhibit 99.1

LARRY EDGAR RESIGNS AS McCLATCHY CONTROLLER

SACRAMENTO, Calif., Aug. 31, 2015 – The McClatchy Company (NYSE: MNI) announced today that Larry Edgar, corporate controller since October 2013, has resigned effective Sept. 11, to become controller for another company. A search for his replacement has begun.

“Larry has been a tremendous asset to this company, a wonderful colleague and an accomplished corporate controller,” said Elaine Lintecum, McClatchy’s CFO. “We thank Larry for his many contributions and wish him all the best in the future.”

“The past two years have been characterized by exciting changes at McClatchy,” said Edgar. “I’m proud to have helped support the company’s ongoing digital transformation and its strengthened financial position.”

About McClatchy

The McClatchy Company is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 28 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Contact:	Ryan Kimball
Assistant Treasurer & Director of Investor Relations
(916) 321-1849
rkimball@mcclatchy.com